EXHIBIT (99)-3

                             HEALTHSOUTH CORPORATION

                        OFFER TO EXCHANGE ALL OUTSTANDING
                   10-3/4% SENIOR SUBORDINATED NOTES DUE 2008
                                       FOR
                   10-3/4% SENIOR SUBORDINATED NOTES DUE 2008
           WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933
                PURSUANT TO THE PROSPECTUS DATED __________, 2000


To Our Clients:

     We are enclosing herewith a Prospectus dated __________, 2000 (the "Prospectus"), of HEALTHSOUTH Corporation (the "Company") and a Letter of Transmittal (which together constitute the "Exchange Offer") relating to the offer by the Company to exchange up to $350,000,000 aggregate principal amount of the Company's 10-3/4% Senior Subordinated Notes due 2008 (the "Exchange Notes"), pursuant to an offering registered under the Securities Act of 1933, as amended (the "Securities Act"), for a corresponding principal amount of the Company's issued and outstanding 10-3/4% Senior Subordinated Notes due 2008 (the "Private Notes"), upon the terms and subject to the conditions set forth in the Exchange Offer. Capitalized terms used but not defined herein have the meaning given to such terms in the Prospectus.

     PLEASE NOTE THAT THE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON _______________, 2000, UNLESS EXTENDED.

     The Exchange Offer is not conditioned upon any minimum number of Private Notes being tendered.

     We are the participants in the book-entry transfer facility for Private Notes held by us for your account. A tender of such Private Notes can be made only by us as the participant in the book-entry transfer facility and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Private Notes held by us for your account.

     We request instructions as to whether you wish to tender any or all of the Private Notes held by us for your account (you may tender less than all of such Private Notes and/or tender less than the full principal amount of any given Exchange Note, provided that the amount tendered is in integral multiples of $1,000) pursuant to the terms and conditions of the Exchange Offer. We also request that you confirm that we may on your behalf make the representations contained in the Letter of Transmittal that are to be made with respect to you as beneficial owner.

     Pursuant to the Letter of Transmittal, each holder (a "Holder") of Private Notes will represent to the Company that (i) it is not an affiliate (as defined in Rule 405 under the Securities Act) of the Company; (ii) it is not a broker-dealer tendering Private Notes acquired for its own account directly from the Company; (iii) any Exchange Notes to be received by it will be acquired in the ordinary course of its business; and (iv) it is not engaged in, and does not intend to engage in, a distribution of such Exchange Notes and has no arrangement or understanding to participate in a distribution of Exchange Notes. If a Holder of Private Notes is engaged in or intends to engage in a distribution of Exchange Notes or has any arrangement or understanding with respect to the distribution of Exchange Notes to be acquired pursuant to the Exchange Offer, such Holder may not rely on the applicable interpretations of the staff of the SEC and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction.


                                    Very truly yours,